UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
February 28, 2008
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Registrant’s telephone number, including area code: (304) 598-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On February 23, 2008, Centra Bank, Inc. (the “Bank”), a wholly owned subsidiary of Centra Financial Holdings, Inc. (the “Registrant”), entered into a Supplemental Executive Retirement Plan Agreement with Douglas J. Leech as President and Chief Executive Officer of the Bank (the “SERP Agreement”). The purpose of this SERP Agreement is to further the growth and development of the Bank by providing Mr. Leech with supplemental retirement income, and thereby encouraging his productive efforts on behalf of the Bank and the Bank’s shareholders and to align the interests of Mr. Leech and those shareholders. The SERP Agreement provides for distributions during Mr. Leech’s lifetime, including payments in connection with normal retirement, involuntary termination, voluntary termination or termination for just cause. Additionally, the SERP Agreement provides for distributions upon Mr. Leech’s death.
     If Mr. Leech retires at age 65 (referred to in the SERP Agreement as a normal retirement date), he is entitled to receive 65% of his final average five-year salary plus cash bonus. This amount will be offset by an amount equal to 100% of his Social Security and 100% of the employer-paid portion of Mr. Leech’s 401(k) Plan, amortized over 15 years. The Bank will pay the annual benefit to Mr. Leech in 12 equal monthly installments beginning on the first day of the month following his normal retirement date for a period of 15 years.
     Should Mr. Leech be terminated involuntarily, he will receive 1.5 times the greater of the following:
•	65% of his current-year compensation;

•	65% of his three-year average compensation; or

•	65% of his five-year average compensation.
     These payments are subject to certain vesting and discounted present value provisions. These payments will be made in 12 equal monthly installments beginning on the first day of the month that is 60 months following his separation from service. This benefit will be paid to him for a 15-year period.
     If Mr. Leech’s employment is terminated voluntarily or is terminated by the Bank for just cause, the amount paid to Mr. Leech will be a vested percentage of the amount calculated as if Mr. Leech had had a normal retirement. This annual benefit will be paid in 12 equal monthly installments beginning on the first day of the month that is 60 months following his separation from service and will be paid for a period of 15 years.

     For purposes of distributions during Mr. Leech’s lifetime, he shall vest in the normal retirement benefit at the rate of 1.667% per month such that after completing 60 months of continuous service from the effective date of the SERP Agreement, he will be 100% vested in the normal retirement benefit. If payments under the SERP Agreement begin prior to Mr. Leech’s normal retirement age (age 65), the Bank will discount the benefit payments by the number of years prior to such normal retirement age that Mr. Leech begins receiving benefit payments.
     If Mr. Leech should die during active service and prior to his normal retirement age, his death will be treated as an involuntary termination and Mr. Leech’s beneficiary will be entitled to the amount calculated as if he were involuntarily terminated.
     If Mr. Leech should die subsequent to voluntary or involuntary termination or termination for just cause, the Bank will pay to his beneficiary the amounts as if he were involuntarily terminated or if he had been terminated for just cause less the number of payments already received by him prior to his death until a cumulative total of 180 equal monthly installments have been completed. If Mr. Leech should die after his normal retirement age and earns the normal retirement benefit, the Bank will continue to pay to his beneficiary that benefit reduced by the number of payments he already received prior to death until a cumulative total of 180 equal monthly installments have been completed. These payments will begin on the first day of the month following his death.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2008	Centra Financial Holdings, Inc.

	By	/s/ Douglas J. Leech

Douglas J. Leech, President and Chief Executive Officer

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